Filed Pursuant to Rule 433

Registration No. 333-188191

Issuer Free Writing Prospectus dated May 6, 2015

Relating to Preliminary Prospectus Supplement dated May 6, 2015

APPLE INC.

FINAL PRICING TERM SHEET

Floating Rate Notes due 2017

Issuer:	Apple Inc.

Principal Amount:	$250,000,000

Maturity:	May 12, 2017

Spread to LIBOR:	+5 basis points

Designated LIBOR Page:	Reuters Page LIBOR 01

Index Maturity:	3 Months

Interest Reset Period:	Quarterly

Initial Interest Rate:	Three month LIBOR plus 5 bps, determined on the second London business day preceding to the scheduled closing date

Price to Public:	100.00%

Interest Payment Dates:	February 13, May 13, August 13, November 13, commencing August 13, 2015

Day Count Convention:	The actual number of days in an interest period and a 360-day year

Trade Date:	May 6, 2015

Settlement Date:	May 13, 2015 (T+5)

Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof

Ratings: *	Aa1 (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services

CUSIP/ISIN:	037833 BC3 / US037833BC34

Underwriters:

Joint Book-Running Managers:	Goldman, Sachs & Co.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated Deutsche Bank Securities Inc.

Co-Managers:	Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC Wells Fargo Securities, LLC CastleOak Securities, L.P.
Lebenthal & Co., LLC
Mischler Financial Group, Inc.

Floating Rate Notes due 2020

Issuer:	Apple Inc.

Principal Amount:	$500,000,000

Maturity:	May 6, 2020

Spread to LIBOR:	+30 basis points

Designated LIBOR Page:	Reuters Page LIBOR 01

Index Maturity:	3 Months

Interest Reset Period:	Quarterly

Initial Interest Rate:	Three month LIBOR plus 30 bps, determined on the second London business day preceding to the scheduled closing date

Price to Public:	100.00%

Interest Payment Dates:	February 13, May 13, August 13, November 13, commencing August 13, 2015

Day Count Convention:	The actual number of days in an interest period and a 360-day year

Trade Date:	May 6, 2015

Settlement Date:	May 13, 2015 (T+5)

Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof

Ratings: *	Aa1 (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services

CUSIP/ISIN:	037833 BE9 / US037833BE99

Underwriters:

Joint Book-Running Managers:	Goldman, Sachs & Co.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated Deutsche Bank Securities Inc.

Co-Managers:	Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC Wells Fargo Securities, LLC CastleOak Securities, L.P.
Lebenthal & Co., LLC
Mischler Financial Group, Inc.

0.900% Notes due 2017 (“2017 Fixed Rate Notes”)

Issuer:	Apple Inc.

Principal Amount:	$750,000,000

Maturity:	May 12, 2017

Coupon:	0.900%

Price to Public:	99.931%

Interest Payment Dates:	May 13 and November 13, commencing November 13, 2015

Day Count Convention:	30/360

Benchmark Treasury:	0.500% due April 30, 2017

Benchmark Treasury Yield:	0.635%

Spread to Benchmark Treasury:	30 basis points

Yield:	0.935%

Redemption:	Apple Inc. will not have the right to redeem the 2017 Fixed Rate Notes prior to maturity

Trade Date:	May 6, 2015

Settlement Date:	May 13, 2015 (T+5)

Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof

Ratings: *	Aa1 (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services

CUSIP/ISIN:	037833 BB5 / US037833BB50

Underwriters:

Joint Book-Running Managers:	Goldman, Sachs & Co.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated Deutsche Bank Securities Inc.

Co-Managers:	Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC Wells Fargo Securities, LLC CastleOak Securities, L.P.
Lebenthal & Co., LLC
Mischler Financial Group, Inc.

2.000% Notes due 2020 (“2020 Fixed Rate Notes”)

Issuer:	Apple Inc.

Principal Amount:	$1,250,000,000

Maturity:	May 6, 2020

Coupon:	2.000%

Price to Public:	99.845%

Interest Payment Dates:	May 13 and November 13, commencing November 13, 2015

Day Count Convention:	30/360

Benchmark Treasury:	1.375% due April 30, 2020

Benchmark Treasury Yield:	1.583%

Spread to Benchmark Treasury:	45 basis points

Yield:	2.033%

Redemption:	The 2020 Fixed Rate Notes will be redeemable, in whole or in part at any time, at Apple Inc.’s option, at a redemption price calculated by Apple Inc. equal to the greater of (i) 100% of the principal amount of the 2020 Fixed Rate Notes being redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of the applicable Treasury Rate (as defined in the 2020 Fixed Rate Notes) plus 10 basis points, plus, in each case, accrued and unpaid interest thereon to the date of redemption.

Trade Date:	May 6, 2015

Settlement Date:	May 13, 2015 (T+5)

Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof

Ratings: *	Aa1 (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services

CUSIP/ISIN:	037833 BD1 / US037833BD17

Underwriters:

Joint Book-Running Managers:	Goldman, Sachs & Co.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated Deutsche Bank Securities Inc.

Co-Managers:	Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC Wells Fargo Securities, LLC CastleOak Securities, L.P.
Lebenthal & Co., LLC
Mischler Financial Group, Inc.

2.700% Notes due 2022 (“2022 Fixed Rate Notes”)

Issuer:	Apple Inc.

Principal Amount:	$1,250,000,000

Maturity:	May 13, 2022

Coupon:	2.700%

Price to Public:	99.816%

Interest Payment Dates:	May 13 and November 13, commencing November 13, 2015

Day Count Convention:	30/360

Benchmark Treasury:	1.750% due April 30, 2022

Benchmark Treasury Yield:	1.979%

Spread to Benchmark Treasury:	75 basis points

Yield:	2.729%

Redemption:	The 2022 Fixed Rate Notes will be redeemable, in whole or in part at any time, at Apple Inc.’s option, at a redemption price calculated by Apple Inc. equal to the greater of (i) 100% of the principal amount of the 2022 Fixed Rate Notes being redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of the applicable Treasury Rate (as defined in the 2022 Fixed Rate Notes) plus 15 basis points, plus, in each case, accrued and unpaid interest thereon to the date of redemption.

Trade Date:	May 6, 2015

Settlement Date:	May 13, 2015 (T+5)

Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof

Ratings: *	Aa1 (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services

CUSIP/ISIN:	037833 BF6 / US037833BF64

Underwriters:

Joint Book-Running Managers:	Goldman, Sachs & Co.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated Deutsche Bank Securities Inc.

Co-Managers:	Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC Wells Fargo Securities, LLC CastleOak Securities, L.P.
Lebenthal & Co., LLC
Mischler Financial Group, Inc.

3.200% Notes due 2025 (“2025 Fixed Rate Notes”)

Issuer:	Apple Inc.

Principal Amount:	$2,000,000,000

Maturity:	May 13, 2025

Coupon:	3.200%

Price to Public:	99.652%

Interest Payment Dates:	May 13 and November 13, commencing November 13, 2015

Day Count Convention:	30/360

Benchmark Treasury:	2.000% due February 15, 2025

Benchmark Treasury Yield:	2.241%

Spread to Benchmark Treasury:	100 basis points

Yield:	3.241%

Redemption:	The 2025 Fixed Rate Notes will be redeemable, in whole or in part at any time, at Apple Inc.’s option, at a redemption price calculated by Apple Inc. equal to the greater of (i) 100% of the principal amount of the 2025 Fixed Rate Notes being redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of the applicable Treasury Rate (as defined in the 2025 Fixed Rate Notes) plus 15 basis points, plus, in each case, accrued and unpaid interest thereon to the date of redemption.

Trade Date:	May 6, 2015

Settlement Date:	May 13, 2015 (T+5)

Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof

Ratings: *	Aa1 (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services

CUSIP/ISIN:	037833 BG4 / US037833BG48

Underwriters:

Joint Book-Running Managers:	Goldman, Sachs & Co.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated Deutsche Bank Securities Inc.

Co-Managers:	Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC Wells Fargo Securities, LLC CastleOak Securities, L.P.
Lebenthal & Co., LLC
Mischler Financial Group, Inc.

4.375% Notes due 2045 (“2045 Fixed Rate Notes”)

Issuer:	Apple Inc.

Principal Amount:	$2,000,000,000

Maturity:	May 13, 2045

Coupon:	4.375%

Price to Public:	99.635%

Interest Payment Dates:	May 13 and November 13, commencing November 13, 2015

Day Count Convention:	30/360

Benchmark Treasury:	3.000% due November 15, 2044

Benchmark Treasury Yield:	2.997%

Spread to Benchmark Treasury:	140 basis points

Yield:	4.397%

Redemption:	The 2045 Fixed Rate Notes will be redeemable, in whole or in part at any time, at Apple Inc.’s option, at a redemption price calculated by Apple Inc. equal to the greater of (i) 100% of the principal amount of the 2045 Fixed Rate Notes being redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of the applicable Treasury Rate (as defined in the 2045 Fixed Rate Notes) plus 25 basis points, plus, in each case, accrued and unpaid interest thereon to the date of redemption.

Trade Date:	May 6, 2015

Settlement Date:	May 13, 2015 (T+5)

Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof

Ratings: *	Aa1 (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services

CUSIP/ISIN:	037833 BH2 / US037833BH21

Underwriters:

Joint Book-Running Managers:	Goldman, Sachs & Co.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated Deutsche Bank Securities Inc.

Co-Managers:	Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC Wells Fargo Securities, LLC CastleOak Securities, L.P.
Lebenthal & Co., LLC
Mischler Financial Group, Inc.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the third business day before the settlement date will be required, by virtue of the fact that the notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling Goldman, Sachs & Co. toll free at 1-866-471-2526, J.P. Morgan Securities LLC collect at 212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322, or by contacting Apple Inc.’s Investor Relations at http://investor.apple.com/contactUs.cfm.

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